Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 93 to Registration Statement No. 333-111986 on Form N-1A of our report, dated November 25, 2015 (January 27, 2016 as to the correction of certain ratios within the financial highlights of RBC BlueBay Global Convertible Bond Fund), relating to the financial statements and financial highlights of RBC Funds Trust, comprised of RBC BlueBay Emerging Market Select Bond Fund, RBC BlueBay Emerging Market Corporate Bond Fund, RBC BlueBay Global High Yield Bond Fund, RBC BlueBay Global Convertible Bond Fund, RBC BlueBay Absolute Return Fund, RBC BlueBay Emerging Market Unconstrained Fixed Income Fund, and RBC BlueBay Total Return Credit Fund, each a series of RBC Funds Trust, appearing in the Annual Report to Shareholders on Form N-CSR of RBC Funds Trust for the year or period ended September 30, 2015 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE, LLP

Chicago, Illinois
January 28, 2016